Exhibit 10.121

SIXTH AMENDMENT TO DISTRIBUTION AGREEMENT

This Sixth Amendment to Distribution Agreement (this “Sixth Amendment”) is dated October 25, 2006 (the “Effective Date” hereof) by and among Argent Development Group, LLC, a California limited liability company (“Argent”), Accentia, Inc., a Florida corporation (“Accentia”), and TEAMM Pharmaceuticals, Inc., a Florida corporation (“TEAMM”).

WHEREAS, Argent, Accentia and TEAMM entered into a Distribution Agreement dated May 12, 2004 (the “Distribution Agreement”) pertaining, among other things, to a 7.5/200 hydrocodone and ibuprofen Product (the 7.5/200 Product) and a 5.0/200 hydrocodone and ibuprofen Product (the 5.0/200 Product), as such Distribution Agreement has been amended by the parties from time to time;

WHEREAS, Argent, Accentia and TEAMM have agreed to delete the 7.5/200 Product and the 5.0/200 Product from the Distribution Agreement.

NOW, THEREFORE, pursuant to Section 12.4 of the Distribution Agreement, Argent, Accentia and TEAMM, for good and valuable consideration, including, without limitation, the elimination of the obligation of Accentia and TEAMM to make certain future payments as set forth in Section 8 of the Distribution Agreement (as amended), and the obligation of Accentia and TEAMM to make a certain payment to Argent as set forth in the Letter Agreement dated October 4, 2006 (and take certain other actions as set forth therein), as such Letter Agreement has been amended and supplemented by the Letter Agreements dated October 12, 2006, October 23, 2006 and October 24,2006, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1. Capital terms used herein that are not otherwise defined shall have the meanings as given to them in the Distribution Agreement (as amended).

2. The 7.5/200 Product and the 5.0/200 Product are hereby deleted from the Distribution Agreement (as amended) as of the Effective Date. For the avoidance of doubt, the effect of these deletions is that all rights to “sell” (as that word is defined in Section 3.1 of the Distribution Agreement) the 7.5/200 Product and the 5.0/200 Product as previously granted by Argent to Accentia and TEAMM in the Distribution Agreement (as amended) are being returned to and vested in Argent, without any residual rights of any kind remaining with Accentia and TEAMM.

3. Except for the Product deletions set forth in Section 2 hereof, the Distribution Agreement (as amended) shall otherwise remain in full force and effect. For the avoidance of doubt, given the Product deletions set forth in Section 2 hereof, and the Product deletions set forth in the Fifth Amendment to Distribution Agreement being entered into on even date herewith, the only Products remaining in the Distribution Agreement (as amended) are the X/400 Oxy/Acetaminophen Products as defined in the Second Amendment to Distribution Agreement dated August 15, 2005. The Distribution Agreement remains subject to further amendment by the outstanding Fourth Amendment to Distribution Agreement (previously signed and delivered on behalf of Accentia and TEAMM) which will become effective when executed and delivered to Accentia and TEAMM by Argent.

4. This Sixth Amendment shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of California, without regard to its conflict of laws rules. All disputes with respect to this Sixth Amendment, which cannot be resolved by good faith negotiation among the parties, shall be brought and heard either in the California State Courts located in Santa Clara County or the United States District Court for the Northern District of California located in San Jose, California. The parties to this Sixth Amendment each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by facsimile or by certified mail, postage prepaid, return receipt requested, and shall be deemed effectively given upon confirmed receipt thereof.

5. This Sixth Amendment may be executed in two or three counterparts and any party hereto may execute any such counterpart, all of which when executed and delivered shall be deemed to be an original and to which all counterparts, when fully executed by all of the parties, taken together shall constitute but one (1) and the same instrument. It shall not be necessary in making proof of this Sixth Amendment or any counterpart hereof to account for any other counterpart except to the extent to show that another party signed and delivered the counterpart under which it is asserted to have certain responsibilities or obligations.

6. This Sixth Amendment states the entire agreement among the parties hereto with regard to the deletion of the 7.5/200 Product and the 5.0/200 Product from the Distribution Agreement (as amended and amended hereby), and supersedes all and all prior agreements, commitments, communications, negotiations, offers (whether in writing or oral), representations, statements, understandings and writings pertaining thereto, and may not be amended or modified except by written instrument duly executed and delivered by all of the parties hereto.

IN WITNESS WHEREOF, this Sixth Amendment to Distribution Agreement has been duly executed and delivered by the parties their duly authorized representatives to be effective as of the Effective Date.

Argent Development Group, LLC

By:	/s/ Kenneth Greathouse
Kenneth Greathouse
President
Date: October 25, 2006

Accentia Biopharmaceuticals, Inc.

By:	/s/ Alan Pearce
Alan Pearce
Chief Financial Officer
Date: October 25, 2006

TEAMM Pharmaceuticals, Inc.

By:	/s/ Nicholas J. Leb
Nicholas J. Leb
Vice President, Finance
Date: October 25, 2006

xc: Hutchison & Mason PLLC
3110 Edwards Mill Road, Suite 100
Raleigh, North Carolina 27612
Attn: J. Robert Taylor, III